Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IMV Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

CALCULATION OF REGISTRATION FEE
Security Type	Security Class Title(1)	Fee Calculation Rule	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value	Rule 457(c) and Rule 457(h)	1,149,552(2)	$1.45(3)	$1,666,850	$92.70 per $1,000,000	$154.52
Total Offering Amounts					$1,666,850		$154.52
Total Fee Offsets							$0.00
Net Fee Due							$154.52

(1)	Common shares, no par value, offered by IMV Inc. (the “Registrant”), offered pursuant to its Amended Stock Option Plan (effective September 25, 2009, as amended) (the “Stock Option Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Stock Option Plan.

(3)	Calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices for the Registrant’s common shares reported on the Toronto Stock Exchange on March 22, 2022, which was Cdn$1.82 per share, or US$1.45 per share (converted into U.S. dollars based on the average exchange rate on March 22, 2022, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals US$0.7944).